Exhibit 10.7

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

AGREEMENT, dated effective as of July 28, 2008, by and between BT Triple Crown Merger Co., Inc (“MergerSub”, together with its successors, the “Company”), CC Media Holdings, Inc. (“Holdings”) and L. Lowry Mays (“Executive”).

WHEREAS, Clear Channel Communications, Inc., a Texas corporation and the Executive previously entered into that certain Employment Agreement dated as of March 10, 2005 (the “Existing Agreement”); and

WHEREAS, Clear Channel Communications, Inc. has entered into an Agreement and Plan of Merger dated as of November 16, 2006, and amended on April 18, 2007, May 17, 2007 and May 13, 2008 (the “Merger Agreement”), pursuant to which, on the terms and subject to the conditions set forth therein, MergerSub shall merge within and into Clear Channel Communications, Inc., with Clear Channel Communications, Inc. surviving such merger at and after the Effective Time (as defined in the Merger Agreement), and Holdings shall, on the date of consummation of the transactions contemplated under the Merger Agreement, be the ultimate parent holding company of the Company; and

WHEREAS, the Company and the Executive desire to amend and restate the terms of the Existing Agreement between the Company and the Executive, to be effective as of the Effective Time; and

NOW THEREFORE, IN CONSIDERATION of the premises and the mutual covenants set forth below, the parties hereby amend and restate the Existing Agreement effective as of the Effective Time as follows:

1. Employment. The Company hereby agrees to continue to employ Executive as the Chairman Emeritus, and Executive hereby accepts such continued employment, on the terms and conditions hereinafter set forth.

2. Term. The period of employment of Executive by the Company under this Agreement (the “Employment Period”) shall commence on the date upon which the Effective Time occurs (the “Effective Date”) and shall have an original term of five (5) years (the “Original Term”). The Employment Period shall automatically be extended thereafter for successive terms of one (1) year each. The Employment Period may be sooner terminated by either party in accordance with Section 6 of this Agreement.

3. Position and Duties. During the Employment Period, Executive shall serve as Chairman Emeritus of the Company and of Holdings, and shall report solely and directly to the Board of Directors (the “Board”) of Holdings. Executive’s duties shall be limited to assisting the Board of the Company and the Board of Holdings with the overall strategic direction of the Company, as and to the extent requested by the Board of Holdings. Executive shall devote as much of his working time, attention and energies during normal business hours (other than absences due to illness or vacation) as is reasonably necessary to satisfactorily perform his duties for the Company. Notwithstanding the above, Executive shall be permitted, to the extent such activities do not substantially interfere with the performance by Executive of his duties and responsibilities hereunder or violate Section 10 hereof, to (i) manage Executive’s personal, financial and legal affairs, (ii) serve on civic or charitable boards or committees or on the Board of Directors of Live Nation Inc. and its committees (it being expressly understood and agreed that Executive’s continuing to serve on any such boards and/or committees on which Executive is serving, or with which Executive is otherwise associated, as of the Effective Date shall be deemed not to interfere with the performance by Executive of his duties and responsibilities under this Agreement), (iii) deliver lectures or fulfill speaking engagements; and (iv) engage in any other activity that is not in violation of Section 10 hereof; provided such activities do not conflict with the interests of the Company or its Affiliates or otherwise interfere (other than to a de minimis extent), individually or in the aggregate, with the performance of the Executive’s duties hereunder.

4. Place of Performance. The principal place of employment of Executive shall be at the Company’s principal executive offices in San Antonio, Texas.

5. Compensation and Related Matters.

(a) Base Salary and Bonus. During the Employment Period, the Company shall pay Executive a base salary at the rate of Two Hundred Fifty Thousand Dollars ($250,000) per year (“Base Salary”). Executive’s Base Salary shall be paid in approximately equal installments in accordance with the Company’s customary payroll practices. In addition to Base Salary, Executive shall be eligible to receive an annual bonus (the “Performance Bonus”). The amount of the Performance Bonus shall be determined by the Board of Holdings (which may act through its Compensation Committee) in its sole discretion, provided, however, that in any year during the Employment Period in which the Company achieves at least eighty percent (80%) of the budgeted OIBDAN for the given year (the “Target OIBDAN”) as set forth in the Management Plan previously presented to the Sponsor Group1 (as defined in the Stockholders Agreement, dated as of July 29, 2008, by and among the Mergerco, Holdings, the Executive, and other stockholders of Holdings) and consistent with the requirements of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), to the extent applicable, such Performance Bonus shall be no less than One Million Dollars ($1,000,000). The Management Plan will be subject to equitable adjustment by the Compensation Committee of Holdings to take into account material acquisitions, dispositions and other material extraordinary events; provided, that the parties hereto will use their reasonable best efforts to facilitate the payment of the bonuses hereunder on a basis that is consistent with such payment qualifying for the performance-based compensation exception under Section 162(m) of the Code and the regulations thereunder. If the Company does not achieve the Target OIBDAN in any given year, the amount of the Performance Bonus, if any, shall be determined by the Board of Holdings in its sole discretion. The Performance Bonus, if any, shall be payable in one lump sum between January 1 and March 15 of the year following the year for which the Performance Bonus was earned.

(b) Expenses. The Company shall promptly reimburse Executive for all

[1]	Presented on May 17, 2007.

reasonable business expenses upon the presentation of reasonably itemized statements of such expenses, in accordance with the Company’s policies and procedures now in force or as such policies and procedures may be modified generally with respect to senior executive officers of the Company.

(c) Vacation. Executive shall be entitled to the number of weeks of paid vacation per year that he was eligible for immediately prior to the date of this Agreement, but in no event less than four (4) weeks annually. Unused vacation may be carried forward from year to year. Vacation shall otherwise be governed by the policies of the Company, as in effect from time to time. In addition to vacation, Executive shall be entitled to the number of sick days and personal days per year that other senior executive officers of the Company with similar tenure are entitled to under the Company’s policies.

(d) Services Furnished. During the Employment Period, the Company shall furnish Executive with office space, stenographic and secretarial assistance and such other facilities and services no less favorable than what he was receiving immediately prior to the date of this Agreement (i.e., one full-time assistant and one part-time bookkeeper and office space for them). The Company shall also furnish office space for up to two (2) additional people, to be designated by Executive; provided, however, that such individuals shall not be on the Company’s payroll and shall not perform services of any kind for the Company or any of its Affiliates and the Company shall have no liability for federal, state or local taxes related to the performance of such individuals’ services.

(e) Welfare, Pension and Incentive Benefit Plans. During the Employment Period, Executive (and his spouse and dependents to the extent provided) shall be entitled to participate in and be covered under all the welfare benefit plans or programs maintained by the Company from time to time for the benefit of its senior executive officers, including, without limitation, all medical, hospitalization, dental, disability, accidental death and dismemberment and travel accident insurance plans and programs. During the Employment Period, the Company shall provide to Executive (and his spouse and dependents to the extent provided under the applicable plans and programs) the same type and substantially equivalent levels of participation and employee benefits (except severance pay plans and, except with the express consent of the Board of Holdings, incentive bonus programs other than as explicitly set forth in Section 5(a) hereof) as are being provided to other senior executives (and their spouses and dependents to the extent provided under the applicable plans or programs) on the Effective Date, subject to modifications affecting all senior executive officers.

(f) Other Perquisites. During the Employment Period, Executive shall be entitled to receive, in the same level and amount as received on November 16, 2006:

(i)	the use of an automobile appropriate to his position;

(ii)	reimbursement for the full amount of annual dues for membership in one social dining club; and

(iii)	use of a Company-provided aircraft for personal travel, in accordance with Company policy as in effect on November 16, 2006;

provided, however, Executive shall be entitled to continued use of such aircraft on that same basis for ten (10) years following the Effective Date, regardless of whether Executive remains employed by the Company.

6. Termination. Executive’s employment hereunder may be terminated under the following circumstances:

(a) Death. During the Employment Period, Executive’s employment hereunder shall terminate upon his death.

(b) Disability. Following the Original Term, if, as a result of Executive’s incapacity due to physical or mental illness, Executive shall have been substantially unable to perform his duties hereunder notwithstanding the provision of reasonable accommodation for a period of six (6) consecutive months, and within thirty (30) days after written Notice of Termination is given after such six (6) month period Executive shall not have returned to the substantial performance of his duties on a full-time basis, the Company shall have the right to terminate Executive’s employment hereunder for “Disability”, and such termination in and of itself shall not be, nor shall it be deemed to be, a breach of this Agreement.

(c) By Executive. During the Employment Period, Executive shall have the right to terminate his employment by providing the Company with a Notice of Termination at least thirty (30) days prior to such termination, and such termination shall not in and of itself be, nor shall it be deemed to be, a breach of this Agreement. In the event of termination pursuant to this Section 6(c), the Board of the Company may elect to waive the period of notice, or any portion thereof, and, if the Board so elects, the Company will pay Executive his Base Salary for the initial thirty (30) days of the notice period or for any lesser remaining portion of such period, payable in accordance with the regular payroll practices of the Company.

(d) By the Company For Extraordinary Cause. During the Original Term, in addition to termination in accordance with Section 6(a) hereof, the Company shall have the right to terminate Executive’s employment only for Extraordinary Cause, by providing Executive with a Notice of Termination, and such termination in and of itself shall not be, nor shall it be deemed to be, a breach of this Agreement. For purposes of this Agreement, the Company shall have “Extraordinary Cause” to terminate Executive’s employment upon Executive’s:

(i)	conviction of a felony or other crime involving moral turpitude; or

(ii)	willful misconduct that is materially and demonstrably injurious to the Company.

For purposes of this Section 6(d), no act, or failure to act, by Executive shall be considered “willful” unless committed in bad faith and without a reasonable belief that the act or omission was in the best interests of the Company or any entity in control of, controlled by or under common control with the Company (“Affiliates”) thereof. For the avoidance of doubt,

“Affiliates” shall include Holdings. Extraordinary Cause shall not exist under paragraph (ii) unless and until the Company has delivered to Executive a copy of a resolution duly adopted by a majority of the members of the Board of the Company at a meeting of the Board called and held for such purpose (after reasonable (but in no event less than thirty (30) days) notice to Executive and an opportunity for Executive, together with his counsel, to be heard before the Board), finding that in the good faith opinion of the Board, Executive was guilty of the conduct set forth in paragraph (ii) and specifying the particulars thereof in detail; provided that at least a majority of the members of the Board of Holdings has determined prior to such meeting that Cause exists. This Section 6(d) shall not prevent Executive from challenging in any arbitration or court of competent jurisdiction the Board’s determination that Extraordinary Cause exists or that Executive has failed to cure any act (or failure to act) that purportedly formed the basis for the Board’s determination.

(e) By the Company Following the Original Term. Following the Original Term, the Company shall have the right to terminate Executive’s employment with or without Extraordinary Cause by providing Executive with a Notice of Termination, and such termination shall not in and of itself be, nor shall it be deemed to be, a breach of this Agreement.

7. Termination Procedure.

(a) Notice of Termination. Any termination of Executive’s employment during the Employment Period (other than termination pursuant to Section 6(a)) shall be communicated by written Notice of Termination to the other party hereto in accordance with Section 14. For purposes of this Agreement, a “Notice of Termination” shall mean a notice which indicates the specific termination provision in this Agreement relied upon and sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated.

(b) Date of Termination. “Date of Termination” shall mean (i) if Executive’s employment is terminated by his death, the date of his death, (ii) if Executive’s employment is terminated pursuant to Section 6(b), thirty (30) days after Notice of Termination (provided that Executive shall not have returned to the substantial performance of his duties on a full-time basis during such thirty (30) day period), and (iii) if Executive’s employment is terminated for any other reason, the date on which a Notice of Termination is given or any later date set forth in such Notice of Termination.

8. Compensation Upon Termination. In the event Executive’s employment terminates during the Employment Period, the Company shall provide Executive with the payments and benefits set forth below:

(a) Extraordinary Cause or By Executive. If Executive’s employment is terminated by the Company for Extraordinary Cause or by Executive, the Company shall pay Executive his Base Salary, Bonus and unused vacation pay accrued or prorated through the Date of Termination, and shall reimburse Executive pursuant to Section 5(b) for reasonable business expenses incurred but not paid prior to such termination of employment (together, “Final Compensation”). The Base Salary and vacation pay components of Final Compensation shall be paid in a lump sum as soon as practicable following the Date of Termination, but in no event later than two and a half months following the end of the taxable year including the Date of Termination. The Bonus component of Final Compensation shall be calculated by multiplying the amount of the Performance Bonus Executive would have earned had he remained employed for the full year (if any) by a fraction, the numerator of which is the number of days during such year that Executive was employed and the denominator of which is 365, and shall be paid at the time bonuses for the year in which the Date of Termination occurs are paid to executives of the Company generally, but in no event later than two and a half months following the end of the taxable year in which the Date of Termination occurs. The Company shall have no further obligation to Executive upon such termination under this Agreement.

(b) Death. If Executive’s employment is terminated by his death, the Company shall pay Final Compensation to Executive’s beneficiary, legal representatives or estate, as the case may be, at the time and in the manner set forth in Section 8(a) hereof. The Company shall have no further obligation to Executive upon such termination under this Agreement.

(c) Termination By the Company Without Extraordinary Cause Following the Original Term. If, following the Original Term, the Company terminates Executive’s employment without Extraordinary Cause:

(i)	the Company shall pay Executive the Final Compensation at the time and in the manner set forth in Section 8(a) hereof, except that Executive shall not receive the Bonus component of Final Compensation;

(ii)

provided that Executive signs and returns to the Company a timely and effective release of claims in the form attached hereto as Exhibit A (by the deadline specified therein (any such release submitted by such deadline, the “Executive Release of Claims”)) and delivering it to the Company within thirty (30) days of the date of his separation from service, the Company shall pay Executive a lump-sum cash payment equivalent to any Base Salary and Performance Bonus to which he would otherwise have been entitled had he remained employed for the remainder of the then-current term. Following the Company’s receipt of a timely and effective Release of Claims, the Company and Holdings shall execute a release of claims in favor of Executive substantially in the form attached hereto as Exhibit B (the “Company Release of Claims”). Any Base Salary to which Executive is entitled to hereunder shall be paid within ninety (90) days following the Date of Termination, and any Performance Bonus to which Executive is entitled hereunder shall be paid at the time bonuses for the year in which termination occurs are paid to executives of the Company generally, but in no event later than two and a half months following the end of the taxable year including the Date of Termination. The Executive Release of Claims required for this benefit creates legally binding obligations on Executive and the Company and its Affiliates therefore advise Executive to seek the advice of an attorney before signing it; and

(iii)	the Company shall maintain in full force and effect, for the continued benefit of the Executive and his eligible dependents, for a period of five (5) years following the Date of Termination the medical and hospitalization insurance programs in which the Executive and his dependents were participating immediately prior to the Date of Termination, at the level in effect and upon substantially the same terms and conditions (including without limitation contributions required by Executive for such benefits) as existed immediately prior to the Date of Termination; provided, that if Executive or his dependents cannot continue to participate in the Company plans and programs providing these benefits, the Company shall arrange to provide Executive and his dependents with the economic equivalent of such benefits which they otherwise would have been entitled to receive under such plans and programs (the “Continued Benefits”), provided, that such Continued Benefits shall terminate on the date or dates Executive receives equivalent coverage and benefits, without waiting period or pre-existing condition limitations, under the plans and programs of a subsequent employer. The Company shall also provide the Executive with an additional cash payment in an amount equal to the federal, state and local taxes due in connection with the Continued Benefits, which shall be payable to Executive within five (5) business days following the Effective Time (the “Gross-Up Payment”). Notwithstanding anything to the contrary in this Section 8(c)(iii), the aggregate value of the Continued Benefits and the Gross-Up Payment shall in no event exceed Three Million Dollars ($3,000,000) (the “Aggregate Cap”); accordingly, the Company’s obligation to provide the Continued Benefits shall cease once the value of the Gross-Up Payment and the Continued Benefits that have been provided to the Executive and/or his dependents reaches the Aggregate Cap, even if such date occurs prior to the five (5)-year anniversary of the Date of Termination.

(d) Disability Following the Original Term. If Executive’s employment is terminated by reason of his Disability following the Original Term, the Company shall pay Executive the Final Compensation at the time and in the manner set forth in Section 8(a) hereof. The Company shall have no further obligation to Executive upon such termination under this Agreement.

(e) Timing of Payments. If at the time of Executive’s separation from service, Executive is a “specified employee,” as hereinafter defined, any and all amounts payable under this Section 8 in connection with such separation from service that constitute deferred compensation subject to Section 409A of Code (“Section 409A”), as determined by the Company in its sole discretion, and that would (but for this sentence) be payable within six months following such separation from service, shall instead be paid on the date that follows the date of such separation from service by six (6) months. For purposes of the preceding sentence, “separation from service” shall be determined in a manner consistent with subsection (a)(2)(A)(i) of Section 409A and the term “specified employee” shall mean an individual determined by the Company to be a specified employee as defined in subsection (a)(2)(B)(i) of Section 409A.

9. Mitigation. Executive shall not be required to mitigate amounts payable under this Agreement by seeking other employment or otherwise, and there shall be no offset against amounts due Executive under this Agreement on account of subsequent employment except as specifically provided herein. Additionally, amounts owed to Executive under this Agreement shall not be offset by any claims the Company may have against Executive, and the Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any other circumstances, including, without limitation, any counterclaim, recoupment, defense or other right which the Company may have against Executive or others.

10. Restrictive Covenants.

(a) Confidential Information.

(i)

Executive acknowledges that the Company and its Affiliates continually develop Confidential Information, that Executive has developed and will develop Confidential Information for the Company or its Affiliates, and that Executive has learned and will learn of Confidential Information during the course of his employment. Executive will comply with the policies and procedures of the Company and its Affiliates for protecting Confidential Information. Executive shall hold in a fiduciary capacity for the benefit of the Company all trade secrets and Confidential Information, knowledge or data relating to the Company, its Affiliates and their businesses and investments, which shall have been obtained by Executive during Executive’s employment by the Company and which is not generally available public knowledge (other than by acts of Executive in violation of this Agreement or by any other person having an obligation of confidentiality to the Company or any of its Affiliates). Except as

may be required or appropriate in connection with carrying out his duties under this Agreement, Executive shall not, without the prior written consent of the Company or as may otherwise be required by law or any legal process, or as is necessary in connection with any adversarial proceeding against the Company (in which case Executive shall use his reasonable best efforts in cooperating with the Company in obtaining a protective order against disclosure by a court of competent jurisdiction), use, communicate or divulge any such trade secrets, Confidential Information, knowledge or data to anyone other than the Company and those designated by the Company or on behalf of the Company in the furtherance of its business. Executive understands that this restriction shall continue to apply after his employment terminates, regardless of the reason for such termination.

For purposes of this Agreement, “Confidential Information” shall mean any and all information of the Company and its Affiliates that is not generally known by those with whom the Company or any of its Affiliates competes or does business, or with whom the Company or any of its Affiliates plans to compete or do business, and any and all information, publicly known in whole or in part or not, which, if disclosed by the Company or any of its Affiliates, would assist in competition against them. Confidential Information includes without limitation such information relating to (i) the development, research, testing, manufacturing, marketing and financial activities of the Company and its Affiliates, (ii) the costs, sources of supply, financial performance and strategic plans of the Company and its Affiliates, (iii) the identity and special needs of the customers of the Company and its Affiliates and (iv) the people and organizations with whom the Company and its Affiliates have business relationships and the nature and substance of those relationships. Confidential Information also includes any information that the Company or any of its Affiliates has received, or may receive hereafter, belonging to customers or others with any understanding, express or implied, that the information would not be disclosed to others.

For purposes of this Agreement, “Affiliates” shall mean all persons and entities directly or indirectly controlling, controlled by or under common control with the Company, where control may be by management authority, contract or equity interest. For the avoidance of doubt, “Affiliates” shall include Holdings.

(ii)

All documents, records, tapes and other media of every kind and description relating to the business, present or otherwise, of the Company or its Affiliates, and any copies, in whole or in part, thereof (the “Documents”), whether or not prepared by Executive, shall be the sole and exclusive property of the Company and its Affiliates. Executive shall safeguard all Documents and shall surrender to the Company at the time his employment terminates, or at such earlier time or times as the Board of the Company or Holdings or its designee may specify, all Documents then in Executive’s possession or control.

(b) Restricted Activities. Executive hereby agrees that some restrictions on his activities during and after his employment are necessary to protect the goodwill, trade secrets, Confidential Information and other legitimate interests of the Company and its Affiliates. In consideration of Executive’s employment hereunder, and the Company’s agreement to grant Executive access to trade secrets and other Confidential Information of the Company and its Affiliates and to their customers, and in view of the confidential position to be held by Executive hereunder, Executive agrees as follows:

(i)	Non-Solicitation. During the Employment Period and during the two year period immediately following termination of the Employment Period (the “Restricted Period”), Executive shall not, directly or indirectly: (A) hire, solicit for hiring or assist in any way in the hiring of any employee or independent contractor of the Company or any of its Affiliates, or induce or otherwise attempt to influence any employee or independent contractor to terminate or diminish such employment or contractor relationship or to become employed by any other radio broadcasting station or any other entity engaged in the radio business, the television business or in any other business in which the Company or any of its Affiliates is engaged (which, for the avoidance of doubt, includes without limitation the business of providing clients with advertising opportunities through billboards, street furniture displays, transit displays and other out-of-home advertising displays, such as wallscapes, spectaculars and mall displays (the “Outdoor Business”)), or (B) solicit or encourage any customer of the Company or any of its Affiliates to terminate or diminish its relationship with them, or seek to persuade any such customer or prospective customer to conduct with anyone else any business or activity which such customer or prospective customer conducts or could conduct with the Company or any of its Affiliates. For purposes of this Agreement, an “employee” of the Company or any of its Affiliates is any person who was such at any time within the preceding two years; a “customer” of the Company or any of its Affiliates is any person or entity who is or has been a customer at any time within the preceding two years; and a “prospective customer” is any person or entity whose business has been solicited on behalf of the Company or any of its Affiliates at any time within the preceding two years, other than by form letter, blanket mailing or published advertisement.

(ii)	Non-Competition. During the Restricted Period, Executive shall not, directly or indirectly, whether as owner, partner, investor, consultant, agent, employee, co-venturer or otherwise, compete with the Company or any of its Affiliates within the United States or anywhere else in the world where the Company or any of its Affiliates does business, or undertake any planning for any business competitive with the Company or any of its Affiliates. Specifically, but without limiting the foregoing, Executive agrees not to engage in any manner in any activity that is directly or indirectly competitive or potentially competitive with the business of the Company or any of its Affiliates as conducted or under consideration at any time during Executive’s employment, and Executive further agrees not to work for or provide services to, in any capacity, whether as an employee, independent contractor or otherwise, whether with or without compensation, any person or entity that is engaged in any business that is competitive with the business of the Company or any of its Affiliates for which the Executive has provided services, as conducted or in planning during his employment. For the purposes of this Section 10, the business of the Company and its Affiliates shall include the radio and television businesses, the Outdoor Business and any other business that was conducted or in planning during the Executive’s employment. The foregoing, however, shall not prevent Executive’s direct or beneficial ownership of up to five percent (5%) of the equity securities of any entity, whether or not in the same or competing business.

(c) Assignment of Rights to Intellectual Property.

(i)	Executive shall promptly and fully disclose all Intellectual Property to the Company. Executive hereby assigns and agrees to assign to the Company (or as otherwise directed by the Company) Executive’s full right, title and interest in and to all Intellectual Property. Executive agrees to execute any and all applications for domestic and foreign patents, copyrights or other proprietary rights and to do such other acts (including without limitation the execution and delivery of instruments of further assurance or confirmation) requested by the Company to assign the Intellectual Property to the Company and to permit the Company to enforce any patents, copyrights or other proprietary rights to the Intellectual Property. Executive will not charge the Company for time spent in complying with these obligations. All copyrightable works that Executive creates shall be considered “work made for hire” and shall, upon creation, be owned exclusively by the Company.

(ii)	For purposes of this Agreement, “Intellectual Property” means:

inventions, discoveries, developments, methods, processes, compositions, works, concepts and ideas (whether or not patentable or copyrightable or constituting trade secrets) conceived, made, created, developed or reduced to practice by Executive (whether alone or with others, whether or not during normal business hours or on or off Company premises) during Executive’s employment that relate to either the Products or any prospective activity of the Company or any of its Affiliates or that make use of Confidential Information or any of the equipment or facilities of the Company or any of its Affiliates; and “Products” means all products planned, researched, developed, tested, manufactured, sold, licensed, leased or otherwise distributed or put into use by the Company or any of its Affiliates, together with all services provided or planned by the Company or any of its Affiliates, during Executive’s employment.

(d) Conflict of Interest. Executive agrees that, during his employment with the Company, he will not undertake any outside activity, whether or not competitive with the business of the Company or its Affiliates, that could reasonably give rise to a conflict of interest or otherwise interfere with his duties and obligations to the Company or any of its Affiliates.

(e) Modification of Covenants. The parties hereby acknowledge that the restrictions in this Section 10 have been specifically negotiated and agreed to by the parties hereto, and are limited only to those restrictions necessary to protect the Company and its Affiliates from unfair competition. Executive acknowledges that he has carefully read and considered all the terms and conditions of this Agreement, including the restrictions in Section 10 hereof, and agrees without reservation that each of the restraints contained herein is necessary for the reasonable and proper protection of the goodwill, trade secrets, Confidential Information and other legitimate interests of the Company and its Affiliates; and that each and every one of those restraints is reasonable in respect to subject matter, length of time and geographic area. Executive acknowledges that the Company operates in major, medium and small-sized markets throughout the United States and many foreign countries, that the effect of Section 10(b) may be to prevent him from working in a competitive business after his termination of employment hereunder, and that these restraints, individually or in the aggregate, will not prevent him from obtaining other suitable employment during the period in which he is bound by such restraints. The parties hereby agree that if the scope or enforceability of any provision, paragraph or subparagraph of this Section 10 is in any way disputed at any time, and should a court find that such restrictions are overly broad, the court shall modify and enforce the covenant to permit its enforcement to the maximum extent permitted by law. Each provision, paragraph and subparagraph of this Section 10 is separable from every other provision, paragraph, and subparagraph, and constitutes a separate and distinct covenant.

(f) Remedies. Executive hereby expressly acknowledges that any breach or threatened breach by Executive of any of the terms set forth in Section 10 of this

Agreement would result in significant, irreparable and continuing injury to the Company, the monetary value of which would be difficult to establish or measure. Therefore, Executive agrees that, in addition to any other remedies available to it, the Company shall be entitled to preliminary and permanent injunctive relief in a court of appropriate jurisdiction against any breach or threatened breach, without having to post bond, as well as the recovery of all reasonable attorney’s fees expended in enforcing its rights hereunder.

11. Indemnification.

(a) General. The Company agrees that if Executive is made a party or is threatened to be made a party to any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that Executive is or was a trustee, director or officer of the Company, Holdings, or any subsidiary thereof, or is or was serving at the request of the Company or any subsidiary as a trustee, director, officer, member, employee or agent of another corporation or a partnership, joint venture, trust or other enterprise, including, without limitation, service with respect to employee benefit plans, whether or not the basis of such Proceeding is alleged action in an official capacity as a trustee, director, officer, member, employee or agent while serving as a trustee, director, officer, member, employee or agent, Executive shall be indemnified and held harmless by the Company to the fullest extent authorized by Texas law, as the same exists or may hereafter be amended, against all Expenses incurred or suffered by Executive in connection therewith, and such indemnification shall continue as to Executive even if Executive has ceased to be an officer, director, trustee or agent, or is no longer employed by the Company, and shall inure to the benefit of his heirs, executors and administrators.

(b) Expenses. As used in this Agreement, the term “Expenses” shall include, without limitation, damages, losses, judgments, liabilities, fines, penalties, excise taxes, settlements, costs, attorneys’ fees, accountants’ fees, and disbursements and costs of attachment or similar bonds, investigations, and any expenses of establishing a right to indemnification under this Agreement.

(c) Enforcement. If a valid claim or request under this Agreement is not paid by the Company or on its behalf within thirty (30) days after a written claim or request has been received by the Company, Executive may at any time thereafter bring suit against the Company to recover the unpaid amount of the claim or request and, if successful in whole or in part, Executive shall be further entitled to be paid the expenses of prosecuting such suit. All obligations for indemnification hereunder shall be subject to, and paid in accordance with, applicable Texas law.

(d) Partial Indemnification. If Executive is entitled under any provision of this Agreement to indemnification by the Company for some or a portion of any Expenses, but not, however, for the total amount thereof, the Company shall nevertheless indemnify Executive for the portion of such Expenses to which Executive is entitled.

(e) Advances of Expenses. Expenses incurred by Executive in connection with any Proceeding shall be paid by the Company in advance upon request of Executive that the Company pay such Expenses; but, only in the event that Executive shall have delivered in writing to the Company (i) an undertaking to reimburse the Company for Expenses with respect to which Executive is not entitled to indemnification and (ii) an affirmation of his good faith belief that the standard of conduct necessary for indemnification by the Company has been met.

(f) Notice of Claim. Executive shall give to the Company notice of any claim made against him for which indemnification will or could be sought under this Agreement. In addition, Executive shall give the Company such information and cooperation as it may reasonably require and as shall be within Executive’s power and at such times and places as are mutually convenient for Executive and the Company.

(g) Defense of Claim. With respect to any Proceeding as to which Executive notifies the Company of the commencement thereof:

(i)	The Company will be entitled to participate therein at its own expense; and

(ii)	Except as otherwise provided below, to the extent that it may wish, the Company will be entitled to assume the defense thereof, with counsel reasonably satisfactory to Executive, which in the Company’s sole discretion may be regular counsel to the Company and may be counsel to other officers and directors of the Company or any subsidiary. Executive shall also have the right to employ his own counsel in such action, suit or proceeding if he reasonably concludes that failure to do so would involve a conflict of interest between the Company and Executive, and, under such circumstances, the fees and expenses of such counsel shall be at the expense of the Company.

(iii)	The Company shall not be liable to indemnify Executive under this Agreement for any amounts paid in settlement of any action or claim effected without its written consent. The Company shall not settle any action or claim in any manner which would impose any penalty or limitation on Executive without Executive’s written consent. Neither the Company nor Executive will unreasonably withhold or delay their consent to any proposed settlement.

(h) Non-exclusivity. The right to indemnification and the payment of expenses incurred in defending a Proceeding in advance of its final disposition conferred in this Section 11 shall not be exclusive of any other right which Executive may have or hereafter may acquire under any statute, provision of the declaration of trust or certificate of incorporation or by-laws of the Company, Holdings, or any subsidiary, agreement, vote of shareholders or disinterested directors or trustees, or otherwise.

12. Arbitration. Except as provided for in Section 10 of this Agreement, if any contest or dispute arises between the parties with respect to this Agreement, such contest or dispute shall be submitted to binding arbitration for resolution in San Antonio, Texas in accordance with the rules and procedures of the Employment Dispute Resolution Rules of the American Arbitration Association then in effect. The decision of the appointed arbitrator shall be final and binding on both parties, and any court of competent jurisdiction may enter judgment upon the award. The losing party shall pay all expenses relating to such arbitration, including, but not limited to, the prevailing party’s legal fees and expenses.

13. Successors; Binding Agreement.

(a) Company’s Successors. No rights or obligations of the Company under this Agreement may be assigned or transferred, except that the Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, “Company” shall mean the Company as hereinabove defined and any successor to its business and/or assets (by merger, purchase or otherwise) which executes and delivers the agreement provided for in this Section 13 or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.

(b) Executive’s Successors. No rights or obligations of Executive under this Agreement may be assigned or transferred by Executive other than his right to payments or benefits hereunder, which may be transferred only by will or the laws of descent and distribution. Upon Executive’s death, this Agreement and all rights of Executive hereunder shall inure to the benefit of and be enforceable by Executive’s beneficiary or beneficiaries, personal or legal representatives, or estate, to the extent any such person succeeds to Executive’s interests under this Agreement. Executive shall be entitled to select and change a beneficiary or beneficiaries to receive any benefit or compensation payable hereunder following Executive’s death by giving the Company written notice thereof. In the event of Executive’s death or a judicial determination of his incompetence, reference in this Agreement to Executive shall be deemed, where appropriate, to refer to his beneficiary(ies), estate or other legal representative(s). If Executive should die following his Date of Termination while any amounts would still be payable to him hereunder if he had continued to live, all such amounts unless otherwise provided herein shall be paid in accordance with the terms of this Agreement to such person or persons so designated in writing by Executive, or otherwise to his legal representatives or estate.

14. Notice. For the purposes of this Agreement, notices, demands and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered either personally or by United States certified or registered mail, return receipt requested, postage prepaid, addressed as follows:

If to Executive:

L. Lowry Mays

200 East Basse Road

San Antonio, Texas 78209

with a copy to:

Simpson, Thacher & Bartlett LLP

425 Lexington Avenue

New York, New York 10017

Attn: Andrea K. Wahlquist

If to the Company:

CC Media Holdings, Inc.

200 East Basse Road

San Antonio, Texas 78209

Attention: Chief Executive Officer

and

Clear Channel Communications, Inc.

200 East Basse Road

San Antonio, Texas 78209

Attention: General Counsel

with a copy to:

Ropes & Gray LLP

One International Place

Boston, MA 02110

Attention: Loretta Richard

or to such other address as any party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

15. Miscellaneous. No provisions of this Agreement may be amended, modified, or waived unless such amendment or modification is agreed to in writing signed by Executive and by a duly authorized officer of the Company, and such waiver is set forth in writing and signed by the party to be charged. No waiver by either party hereto at any time of any breach by the other party hereto of any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement. The respective rights and obligations of the parties hereunder shall survive Executive’s termination of employment and the termination of this Agreement to the extent necessary for the intended preservation of such rights and obligations. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Texas without regard to its conflicts of law principles.

16. Validity. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

17. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

18. Entire Agreement. This Agreement sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein, and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto in respect of such subject matter, including but not limited to the Existing Agreement, and excluding only any existing obligations on the part of Executive with respect to Confidential Information, assignment of intellectual property, non-competition and the like. Any prior agreement of the parties hereto in respect of the subject matter contained herein is hereby terminated and cancelled.

19. Withholding. All payments hereunder shall be subject to any required withholding of federal, state and local taxes pursuant to any applicable law or regulation.

20. Noncontravention. The Company represents that the Company is not prevented from entering into or performing this Agreement by the terms of any law, order, rule or regulation, its by-laws or declaration of trust, or any agreement to which it is a party, other than which would not have a material adverse effect on the Company’s ability to enter into or perform this Agreement.

21. Section Headings. The section headings in this Agreement are for convenience of reference only, and they form no part of this Agreement and shall not affect its interpretation.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

BT Triple Crown Merger Co., Inc.

By:	/s/ Scott M. Sperling

Name:	Scott M. Sperling
Title:	Co-President

CC Media Holdings, Inc.

By:	/s/ Scott M. Sperling

Name:	Scott M. Sperling
Title:	President

/s/ L. Lowry Mays
L. Lowry Mays

[SIGNATURE PAGE TO L. LOWRY MAYS EMPLOYMENT AGREEMENT]